EXHIBIT 99.1

Worthington Reports Second Quarter Fiscal 2022 Results

COLUMBUS, Ohio, Dec. 16, 2021 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.2 billion and net earnings of $110.3 million, or $2.15 per diluted share, for its fiscal 2022 second quarter ended Nov. 30, 2021. In the second quarter of fiscal 2021, the Company reported net sales of $731.1 million and a net loss of $74.0 million, or $(1.40) per diluted share. Results in both the current and prior year quarter were impacted by certain unique items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	2Q 2022		2Q 2021
	After-Tax	Per Share	After-Tax	Per Share
Net earnings (loss)	$110.3	$2.15	$(74.0)	$(1.40)
Impairment and restructuring (gains) charges	(1.5)	(0.03)	8.6	0.17
Incremental expenses related to Nikola gains	-	-	3.5	0.07
Loss on investment in Nikola	-	-	113.0	2.11
Adjusted net earnings	$108.8	$2.12	$51.1	$0.95

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	2Q 2022	2Q 2021	6M 2022	6M 2021
Net sales	$1,232.9	$731.1	$2,343.7	$1,434.0
Operating income	90.5	37.4	226.3	7.2
Equity income	60.2	25.6	113.1	49.3
Net earnings (loss)	110.3	(74.0)	242.8	542.6
Earnings (loss) per diluted share	$2.15	$(1.40)	$4.71	$9.97

“We had a record second quarter led by strong results from our Steel Processing and Building Products segments,” said President and CEO Andy Rose. “Steel Processing continued to benefit from inventory holding gains and Building Products saw significant contributions from both ClarkDietrich and WAVE and solid growth in our wholly owned businesses. While Consumer Products continued to feel the impact of higher input costs, our teams made good progress toward recovering margin as the quarter progressed and we believe we are well positioned heading into the new calendar year.”

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2022 were $1.2 billion compared to $731.1 million, an increase of $501.8 million, or 69%, over the comparable quarter in the prior year. The increase was primarily driven by higher average direct selling prices in Steel Processing.

Gross margin increased $49.1 million over the prior year quarter to $184.6 million, primarily due to improved direct spreads in Steel Processing and, to a lesser extent, higher overall volume.

Operating income for the current quarter was $90.5 million, an increase of $53.1 million over the prior year quarter. Excluding impairment and restructuring items in both quarters and the impact of the Company’s investment in Nikola in the prior year quarter, adjusted operating income was $88.5 million for the current quarter, an increase of $35.1 million over the prior year quarter, as the impact of higher gross margin was partially offset by higher SG&A expense, up $14.0 million, on higher profit sharing and bonus expense.

Interest expense of $7.3 million for the current quarter was down slightly, compared to $7.5 million in the prior year quarter.

Equity income from unconsolidated joint ventures increased $34.6 million over the prior year quarter to $60.2 million, driven by higher contributions from ClarkDietrich, WAVE and Serviacero, where results benefited significantly from higher average selling prices. The Company received cash dividends of $28.9 million from unconsolidated joint ventures during the quarter.

Income tax expense was $31.2 million in the current quarter compared to an income tax benefit of $19.4 million in the prior year quarter. The change was driven by higher pre-tax earnings in the current quarter and the impact of the unrealized mark-to-market loss related to the Company’s investment in Nikola in the prior year quarter.  Tax expense in the current quarter reflected an estimated annual effective rate of 22.8% compared to 21.5% for the prior year quarter.

Balance Sheet

At quarter-end, total debt of $702.2 million was down slightly compared to debt at May 31, 2021, and the Company had $225.2 million of cash, a decrease of $415.1 million from year-end primarily due to an increase in working capital associated with higher steel prices and the acquisition of the Shiloh Industries U.S. BlankLight® business on June 8, 2021.

Quarterly Segment Results

Steel Processing’s net sales totaled $937.8 million, up $469.1 million over the comparable prior year quarter. The increase in net sales was driven by higher average selling prices and, to a lesser extent, contributions from the acquisition of the Shiloh business. Adjusted EBIT was up $37.4 million over the prior year quarter to $71.9 million on improved operating results and a higher contribution of equity income from Serviacero, which was up $7.0 million benefiting from higher steel prices. Operating income was up $28.2 million over the prior year quarter on higher direct spreads, partially offset by higher conversion and distribution costs. Direct spreads in the current quarter benefited from significant inventory holding gains, estimated to be $42.1 million in the current quarter, compared to immaterial inventory holding gains in the prior year quarter, partially offset by a higher gap between the cost of steel and scrap prices. The mix of direct versus toll tons processed was 47% to 53% in the current quarter, compared to 48% to 52% in the prior year quarter.

Consumer Products’ net sales totaled $140.8 million, up 20%, or $23.3 million, from the comparable prior year quarter, primarily due to the inclusion of General Tools & Instruments which was acquired in the third quarter of fiscal 2021, and to a lesser extent, higher average selling prices. Adjusted EBIT was up slightly over the prior year quarter to $17.6 million as higher material and conversion costs largely offset the impact of higher net sales.

Building Products’ net sales totaled $121.1 million, up 29%, or $27.1 million, from the comparable prior year quarter due to higher volume and higher average selling prices. Adjusted EBIT of $54.7 million was $28.7 million more than the prior year quarter, due primarily to higher equity earnings at ClarkDietrich and WAVE, up $27.2 million on strong volume and the favorable impact of higher steel prices. Operating income was up $1.4 million on the combined impact of higher volume and higher average selling prices, partially offset by an increase in labor and material costs. Volume in the prior year quarter was at depressed levels due to the impact of the COVID-19 pandemic.

Sustainable Energy Solutions’ net sales totaled $33.1 million, down 3%, or $0.9 million, from the comparable prior year quarter on lower volume. Adjusted EBIT was $0.8 million compared to $1.5 million in the prior year quarter, on the combined impact of lower volume and an unfavorable product mix. Both volume and mix in the current quarter were negatively impacted by the ongoing semi-conductor chip shortage. Volume in the current quarter was also negatively impacted by the May 31, 2021, divestiture of the Liquified Petroleum Gas business in Poland. This business continues to evolve as it transitions to serve the global hydrogen ecosystem and adjacent sustainable energies.

Recent Developments

  On Dec. 1, 2021, the Company’s Steel Processing segment completed the acquisition of Tempel Steel Company (“Tempel”) for approximately $255 million plus the assumption of certain long-term liabilities. Tempel is already a global leader in the electrical steel market, which supplies steel laminations to the manufacturers of transformers, electric motors and electric vehicle motors, employing approximately 1,500 people across five manufacturing facilities located in Chicago, Canada, China, India, and Mexico.
  During the second quarter of fiscal 2022, the Company repurchased a total of 235,000 of its common shares for $12.7 million, at an average purchase price of $54.03.

Outlook

“We are optimistic that we will continue to see healthy demand across our key end markets, and we are very excited to have recently closed on our largest acquisition to date with the purchase of Tempel Steel,” Rose said. “The addition of Tempel makes us a global leader in the electrical steel market complementing our existing sustainable mobility offerings in lightweighting and hydrogen and positioning us to more widely serve rapidly growing global markets for electric vehicles and electricity infrastructure.”

Conference Call

Worthington will review fiscal 2022 second quarter results during its quarterly conference call on Dec. 16, 2021, at 2:00 p.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 58 facilities in 16 states and nine countries, sells into over 90 countries and employs approximately 9,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third party service providers; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which is impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to sell certain products; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Act of 2021, and the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2021.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2021	2020	2021	2020
Net sales	$1,232,861	$731,092	$2,343,679	$1,434,001
Cost of goods sold	1,048,270	595,618	1,939,714	1,185,169
Gross margin	184,591	135,474	403,965	248,832
Selling, general and administrative expense	96,130	82,129	191,981	164,325
Impairment of long-lived assets	-	3,815	-	13,739
Restructuring and other (income) expense, net	(2,004)	7,596	(14,278)	9,444
Incremental expenses related to Nikola gains	-	4,570	-	54,081
Operating income	90,465	37,364	226,262	7,243
Other income (expense):
Miscellaneous income, net	1,040	376	1,670	827
Interest expense	(7,312)	(7,548)	(15,030)	(15,138)
Equity in net income of unconsolidated affiliates	60,218	25,631	113,134	49,265
Gains (loss) on investment in Nikola	-	(143,780)	-	652,362
Earnings (loss) before income taxes	144,411	(87,957)	326,036	694,559
Income tax expense (benefit)	31,226	(19,445)	71,376	144,333
Net earnings (loss)	113,185	(68,512)	254,660	550,226
Net earnings attributable to noncontrolling interests	2,884	5,532	11,868	7,595
Net earnings (loss) attributable to controlling interest	$110,301	$(74,044)	$242,792	$542,631

Basic
Average common shares outstanding	50,381	52,988	50,618	53,532
Earnings (loss) per share attributable to controlling interest	$2.19	$(1.40)	$4.80	$10.14

Diluted
Average common shares outstanding	51,214	52,988	51,532	54,439
Earnings (loss) per share attributable to controlling interest	$2.15	$(1.40)	$4.71	$9.97

Common shares outstanding at end of period	50,334	52,754	50,334	52,754

Cash dividends declared per share	$0.28	$0.25	$0.56	$0.50

CONSOLIDATED BALANCE SHEETS
WORTHINGTON INDUSTRIES, INC.
(In thousands)

	November 30,	May 31,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$225,194	$640,311
Receivables, less allowances of $790 and $608 at November 30, 2021
and May 31, 2021, respectively	736,738	639,964
Inventories:
Raw materials	420,511	266,208
Work in process	247,772	183,413
Finished products	171,305	115,133
Total inventories	839,588	564,754
Income taxes receivable	1,574	1,958
Assets held for sale	34,721	51,956
Prepaid expenses and other current assets	72,952	69,049
Total current assets	1,910,767	1,967,992
Investments in unconsolidated affiliates	291,397	233,126
Operating lease assets	93,628	35,101
Goodwill	370,191	351,056
Other intangible assets, net of accumulated amortization of $86,459 and
$80,513 at November 30, 2021 and May 31, 2021, respectively	267,564	240,387
Other assets	32,451	30,566
Property, plant and equipment:
Land	21,319	21,744
Buildings and improvements	273,483	271,196
Machinery and equipment	1,086,453	1,046,065
Construction in progress	68,423	53,903
Total property, plant and equipment	1,449,678	1,392,908
Less: accumulated depreciation	898,044	877,891
Total property, plant and equipment, net	551,634	515,017
Total assets	$3,517,632	$3,373,245

Liabilities and equity
Current liabilities:
Accounts payable	$610,278	$567,392
Accrued compensation, contributions to employee benefit plans and
related taxes	105,879	137,698
Dividends payable	15,794	16,536
Other accrued items	60,484	52,250
Current operating lease liabilities	10,888	9,947
Income taxes payable	16,555	3,620
Current maturities of long-term debt	280	458
Total current liabilities	820,158	787,901
Other liabilities	78,789	82,824
Distributions in excess of investment in unconsolidated affiliate	97,833	99,669
Long-term debt	701,892	710,031
Noncurrent operating lease liabilities	83,887	27,374
Deferred income taxes, net	101,982	113,751
Total liabilities	1,884,541	1,821,550
Shareholders' equity - controlling interest	1,479,797	1,398,193
Noncontrolling interests	153,294	153,502
Total equity	1,633,091	1,551,695
Total liabilities and equity	$3,517,632	$3,373,245

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2021	2020	2021	2020
Operating activities:
Net earnings (loss)	$113,185	$(68,512)	$254,660	$550,226
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	21,090	21,560	43,154	43,771
Impairment of long-lived assets	-	3,815	-	13,739
Provision for (benefit from) deferred income taxes	1,309	(31,776)	2,675	39,255
Bad debt expense (income)	335	(159)	514	(65)
Equity in net income of unconsolidated affiliates, net of distributions	(31,274)	4,608	(64,492)	(2,149)
Net (gain) loss on sale of assets	(496)	7,271	(13,202)	7,673
Stock-based compensation	4,248	4,854	7,551	9,710
(Gains) loss on investment in Nikola	-	143,779	-	(652,362)
Charitable contribution of Nikola shares	-	-	-	20,653
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(89,817)	3,580	(121,685)	(78,614)
Inventories	(97,182)	4,623	(260,864)	90,245
Accounts payable	(47,594)	48,176	(926)	95,330
Accrued compensation and employee benefits	14,358	13,960	(31,819)	37,812
Income taxes payable	(22,922)	(44,623)	12,935	39,041
Other operating items, net	15,656	(3,728)	2,583	10,551
Net cash (used) provided by operating activities	(119,104)	107,428	(168,916)	224,816

Investing activities:
Investment in property, plant and equipment	(24,234)	(16,073)	(48,159)	(48,944)
Acquisitions, net of cash acquired	(3,000)	(75)	(107,750)	(75)
Proceeds from sale of assets	5,136	21,580	31,821	21,580
Proceeds from sale of Nikola shares	-	-	-	487,859
Net cash (used) provided by investing activities	(22,098)	5,432	(124,088)	460,420

Financing activities:
Principal payments on long-term obligations	(10)	(96)	(402)	(193)
Proceeds from issuance of common shares, net of tax withholdings	(2,694)	2,294	(6,785)	1,144
Payments to noncontrolling interests	(2,879)	-	(12,076)	(560)
Repurchase of common shares	(12,702)	(38,563)	(73,587)	(92,883)
Dividends paid	(14,565)	(13,433)	(29,263)	(26,812)
Net cash used by financing activities	(32,850)	(49,798)	(122,113)	(119,304)

Increase (decrease) in cash and cash equivalents	(174,052)	63,062	(415,117)	565,932
Cash and cash equivalents at beginning of period	399,246	650,068	640,311	147,198
Cash and cash equivalents at end of period	$225,194	$713,130	$225,194	$713,130

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents adjusted operating income and adjusted net earnings per diluted share attributable to controlling interest, which generally exclude impairment and restructuring charges as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of its ongoing operations. Additionally, the Company presents adjusted operating income and adjusted earnings before interest and taxes attributable to controlling interest (“adjusted EBIT”) for purposes of evaluating segment performance. These represent non-GAAP financial measures and are used by management to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective and, in some circumstances are more closely correlated to, the performance of the Company’s ongoing operations.

The following provides a reconciliation to adjusted operating income and adjusted earnings per diluted share from the most comparable GAAP measures for the three months ended November 30, 2021 and 2020.

	Three Months Ended November 30, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$90,465	$144,411	$31,226	$110,301	$2.15
Restructuring and other income, net	(2,004)	(2,004)	410	(1,513)	(0.03)
Non-GAAP	$88,461	$142,407	$30,816	$108,788	$2.12

	Three Months Ended November 30, 2020
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings (Loss) Attributable to Controlling Interest(1)	Earnings (Loss) per Diluted Share
GAAP	$37,364	$(87,957)	$(19,445)	$(74,044)	$(1.40)
Impairment of long-lived assets	3,815	3,815	(894)	2,921	0.06
Restructuring and other expense, net	7,596	7,596	(1,736)	5,719	0.11
Incremental expenses related to Nikola gains	4,570	4,570	(1,081)	3,489	0.07
Loss on investment in Nikola	-	143,780	(30,737)	113,043	2.11
Non-GAAP	$53,345	$71,804	$15,003	$51,128	$0.95

Change	$35,116	$70,603	$15,813	$57,660	$1.17

The following provides a reconciliation to adjusted operating income and adjusted earnings per diluted share from the most comparable GAAP measures for the six months ended November 30, 2021 and 2020.

	Six Months Ended November 30, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$226,262	$326,036	$71,376	$242,792	$4.71
Restructuring and other income, net	(14,278)	(14,278)	1,890	(6,361)	(0.12)
Non-GAAP	$211,984	$311,758	$69,486	$236,431	$4.59

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)
(Continued)

	Six Months Ended November 30, 2020
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share
GAAP	$7,243	$694,559	$144,333	$542,631	$9.97
Impairment of long-lived assets	13,739	13,739	(3,197)	10,542	0.19
Restructuring and other expense, net	9,444	9,444	(2,138)	7,049	0.13
Incremental expenses related to Nikola gains	54,081	54,081	(11,030)	43,051	0.79
Gains on investment in Nikola	-	(652,362)	135,459	(516,903)	(9.49)
Non-GAAP	$84,507	$119,461	$25,239	$86,370	$1.59

Change	$127,477	$192,297	$44,247	$150,061	$3.00

[1] Excludes the impact of the noncontrolling interest.

To further assist in the analysis of segment results for the periods presented, the following volume and sales information for the three and six months ended November 30, 2021 and 2020 has been provided along with a reconciliation of adjusted EBIT to the most comparable GAAP measure, which is operating income (loss) for purposes of measuring segment profit:

	Three Months Ended November 30, 2021
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,067,589	18,698,589	2,565,025	155,001	-	n/a
Sales	$937,842	$140,793	$121,125	$33,101	$-	$1,232,861

Operating income	$66,070	$17,425	$4,606	$714	$1,650	$90,465
Restructuring and other income, net	(182)	-	-	-	(1,822)	(2,004)
Adjusted operating income (loss)	65,888	17,425	4,606	714	(172)	88,461
Miscellaneous income, net	17	159	218	82	564	1,040
Equity in net income of unconsolidated affiliates (1)	8,823	-	49,894	-	1,501	60,218
Less: Net earnings attributable to noncontrolling interests (2)	2,803	-	-	-	-	2,803
Adjusted earnings before interest and taxes	$71,925	$17,584	$54,718	$796	$1,893	$146,916

	Three Months Ended November 30, 2020
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,023,979	16,657,815	2,264,576	247,289	11,066	n/a
Sales	$468,723	$117,513	$93,989	$34,023	$16,844	$731,092

Operating income (loss)	$37,824	$17,408	$3,202	$1,465	$(22,535)	$37,364
Impairment of long-lived assets	-	-	-	-	3,815	3,815
Restructuring and other expense, net	375	120	-	-	7,101	7,596
Incremental expenses related to Nikola gains	-	-	-	-	4,570	4,570
Adjusted operating income (loss)	38,199	17,528	3,202	1,465	(7,049)	53,345
Miscellaneous income, net	(5)	(96)	70	69	338	376
Equity in net income of unconsolidated affiliates (1)	1,861	-	22,692	-	1,078	25,631
Less: Net earnings attributable to noncontrolling interests (2)	5,674	-	-	-	-	5,674
Adjusted earnings (loss) before interest and taxes	$34,381	$17,432	$25,964	$1,534	$(5,633)	$73,678

(1) See supplemental break-out of equity income by unconsolidated affiliate in the table below.
(2) Excludes the noncontrolling interest portion of restructuring (charges) gains of $81 and $(142) for the three months ended November 30, 2021 and 2020, respectively.

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume)
(Continued)

	Six Months Ended November 30, 2021
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	2,129,877	40,086,729	5,450,736	285,677	-	n/a
Sales	$1,760,652	$288,576	$235,868	$58,583	$-	$2,343,679

Operating income (loss)	$179,552	$37,931	$10,440	$(1,639)	$(22)	$226,262
Restructuring and other income, net	(12,313)	-	-	(143)	(1,822)	(14,278)
Adjusted operating income (loss)	167,239	37,931	10,440	(1,782)	(1,844)	211,984
Miscellaneous income, net	47	209	144	22	1,248	1,670
Equity in net income of unconsolidated affiliates (3)	18,172	-	92,887	-	2,075	113,134
Less: Net earnings attributable to noncontrolling interests (4)	5,841	-	-	-	-	5,841
Adjusted earnings (loss) before interest and taxes	$179,617	$38,140	$103,471	$(1,760)	$1,479	$320,947

	Six Months Ended November 30, 2020
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions	Other	Consolidated
Volume (tons/units)	1,952,423	35,478,377	4,986,611	437,197	21,626	n/a
Sales	$899,743	$251,135	$182,092	$61,880	$39,151	$1,434,001

Operating income (loss)	$51,441	$40,832	$2,763	$822	$(88,615)	$7,243
Impairment of long-lived assets	-	506	1,423	-	11,810	13,739
Restructuring and other income, net	1,846	120	-	-	7,478	9,444
Incremental expenses related to Nikola gains	-	-	-	-	54,081	54,081
Adjusted operating income (loss)	53,287	41,458	4,186	822	(15,246)	84,507
Miscellaneous income, net	(48)	(117)	(92)	151	933	827
Equity in net income of unconsolidated affiliates (3)	3,170	-	45,243	-	852	49,265
Less: Net earnings attributable to noncontrolling interests (4)	7,852	-	-	-	-	7,852
Adjusted earnings (loss) before interest and taxes	$48,557	$41,341	$49,337	$973	$(13,461)	$126,747

(3) See supplemental break-out of equity income by unconsolidated affiliate in the table below
(4) Excludes the noncontrolling interest portion of impairment and restructuring (charges) gains of $6,027 and $(257) for the three months ended November 30, 2021 and 2020, respectively.

The following tables outlines our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2021	2020	2021	2020
WAVE	$22,415	$17,280	$48,086	$34,936
ClarkDietrich	27,479	5,411	44,801	10,307
Serviacero Worthington	8,823	1,861	18,172	3,170
ArtiFlex	1,815	1,253	3,023	1,145
Other	(314)	(174)	(948)	(293)
Total equity income	$60,218	$25,631	$113,134	$49,265